Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity announces changes to its Board of Directors
NORTH CHARLESTON, S.C., July 27, 2022 – Ingevity Corporation (NYSE:NGVT) today announced the election of William Slocum and Shon Wright to the board of directors effective July 25, 2022. The company also announced the retirement of long-time member, Michael Fitzpatrick, from the board, effective July 26, 2022.
A member of Ingevity’s Board of Directors since the company was founded in 2016, Mr. Fitzpatrick served on the audit committee and was the chair of the nominating, governance and sustainability committee. Mr. Fitzpatrick is an executive advisor partner at Wind Point Partners, Incorporated.
“On behalf of the entire board, I thank Mike for his years of dedicated service,” said Jean Blackwell, chair of Ingevity’s board. “His guidance has been instrumental in helping shape the direction of Ingevity since its inception.”
Mr. Slocum is a partner at Inclusive Capital Partners, L.P., a San Francisco-based investment firm that seeks to positively leverage capitalism and governance in pursuit of a healthy planet and the well-being of its inhabitants, and to provide long-term shareholder value through active partnerships with companies. He also serves as an independent director of Strategic Education, Inc. Prior to joining Inclusive Capital, Mr. Slocum was a portfolio manager at Golden Gate Capital, where he additionally served on several board committees, and also held roles at ValueAct Capital Management, Parthenon Capital Partners and Bain & Company.
Mr. Wright serves as an officer of Cummins Incorporated and president of Cummins Turbo Technologies, a global power technologies company and one of the world’s largest manufacturers of commercial turbochargers servicing the commercial diesel market, including in the automotive, power generation and marine sectors. During his 18-year tenure at Cummins, Mr. Wright served in several positions including an international assignment in South Africa as plant manager, and leading the international purchasing offices in India and China. Prior to joining Cummins, Mr. Wright was a Chemical Engineer for British Petroleum.
“We’re excited to welcome two highly qualified and accomplished individuals, who will add significant value, to our board of directors,” said Blackwell. “The addition of Will and Shon will enhance our board with their unique skills and perspectives.”
Slocum and Wright join seven other members of Ingevity’s board of directors.

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE:NGVT). For more information visit www.ingevity.com.